Exhibit 99.2

Erie Indemnity Company
Consolidated Statements of Operations
(dollars in millions, except per share data)

	Three months ended March 31,
	2014	2013
Revenues	(Unaudited)
Premiums earned	$1,288	$1,175
Net investment income	109	103
Net realized investment gains	56	249
Net impairment losses recognized in earnings	0	0
Equity in earnings of limited partnerships	50	36
Other income	8	8
Total revenues	1,511	1,571
Benefits and expenses
Insurance losses and loss expenses	1,034	842
Policy acquisition and underwriting expenses	321	293
Total benefits and expenses	1,355	1,135

Income from operations before income taxes and noncontrolling interest	156	436
Provision for income taxes	47	146
Net income	$109	$290

Less: Net income attributable to noncontrolling interest in consolidated entity – Exchange	63	253

Net income attributable to Indemnity	$46	$37

Earnings Per Share
Net income attributable to Indemnity per share
Class A common stock – basic	$0.99	$0.78
Class A common stock – diluted	$0.88	$0.69
Class B common stock – basic and diluted	$149	$117

Weighted average shares outstanding attributable to Indemnity – Basic
Class A common stock	46,402,270	46,774,968
Class B common stock	2,542	2,542

Weighted average shares outstanding attributable to Indemnity – Diluted
Class A common stock	52,598,211	52,960,165
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$0.6350	$0.5925
Class B common stock	$95.2500	$88.8750

Erie Indemnity Company
Results of the Erie Insurance Group's Operations by Interest (Unaudited)
(in millions)

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Eliminations of related party transactions		Erie Insurance Group
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2014	2013	2014	2013	2014	2013	2014	2013
Management operations:
Management fee revenue, net	$319	$296	$—	$—	$(319)	$(296)	$—	$—
Service agreement revenue	7	7	—	—	—	—	7	7
Total revenue from management operations	326	303	—	—	(319)	(296)	7	7
Cost of management operations	268	254	—	—	(268)	(254)	—	—
Income from management operations before taxes	58	49	—	—	(51)	(42)	7	7
Property and casualty insurance operations:
Net premiums earned	—	—	1,268	1,156	—	—	1,268	1,156
Losses and loss expenses	—	—	1,007	817	(1)	(1)	1,006	816
Policy acquisition and underwriting expenses	—	—	365	328	(53)	(44)	312	284
(Loss) income from property and casualty insurance operations before taxes	—	—	(104)	11	54	45	(50)	56
Life insurance operations: (1)
Total revenue	—	—	50	46	0	0	50	46
Total benefits and expenses	—	—	37	35	0	0	37	35
Income from life insurance operations before taxes	—	—	13	11	0	0	13	11
Investment operations: (1)
Net investment income	4	4	84	79	(3)	(3)	85	80
Net realized gains on investments	1	0	50	246	—	—	51	246
Net impairment losses recognized in earnings	0	0	0	0	—	—	0	0
Equity in earnings of limited partnerships	6	3	44	33	—	—	50	36
Income from investment operations before taxes	11	7	178	358	(3)	(3)	186	362
Income from operations before income taxes and noncontrolling interest	69	56	87	380	—	—	156	436
Provision for income taxes	23	19	24	127	—	—	47	146
Net income	$46	$37	$63	$253	$—	$—	$109	$290

(1)    Earnings on life insurance related invested assets are integral to the evaluation of the life insurance operations because of the long duration of life products. On that basis, for presentation purposes, the life insurance operations in the table above include life insurance related investment results.

Erie Indemnity Company
Reconciliation of Operating Income to Net Income

Reconciliation of operating income to net income

We disclose operating income, a non-GAAP financial measure, to enhance our investors’ understanding of our performance related to the Indemnity shareholder interest.  Our method of calculating this measure may differ from those used by other companies, and therefore comparability may be limited.

Indemnity defines operating income as net income excluding realized capital gains and losses, impairment losses and related federal income taxes.

Indemnity uses operating income to evaluate the results of its operations.  It reveals trends that may be obscured by the net effects of realized capital gains and losses including impairment losses.  Realized capital gains and losses, including impairment losses, may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions which are not related to our ongoing operations.  We are aware that the price to earnings multiple commonly used by investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not reflect Indemnity’s overall profitability.

The following table reconciles operating income and net income for the Indemnity shareholder interest:

	Indemnity Shareholder Interest
	Three months ended March 31,
(in millions, except per share data)	2014	2013
	(Unaudited)
Operating income attributable to Indemnity	$45	$37
Net realized gains and impairments on investments	1	0
Income tax expense	0	0
Realized gains and impairments, net of income taxes	1	0
Net income attributable to Indemnity	$46	$37

Per Indemnity Class A common share-diluted:
Operating income attributable to Indemnity	$0.87	$0.69
Net realized gains and impairments on investments	0.02	0.00
Income tax expense	(0.01)	0.00
Realized gains and impairments, net of income taxes	0.01	0.00
Net income attributable to Indemnity	$0.88	$0.69

Erie Indemnity Company
Consolidated Statements of Financial Position
(in millions)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Investments – Indemnity
Available-for-sale securities, at fair value:
Fixed maturities	$502	$526
Equity securities	35	50
Limited partnerships	145	146
Other invested assets	1	1
Investments – Exchange
Available-for-sale securities, at fair value:
Fixed maturities	8,379	8,162
Equity securities	852	819
Trading securities, at fair value	3,253	3,202
Limited partnerships	953	940
Other invested assets	20	20
Total investments	14,140	13,866

Cash and cash equivalents (Exchange portion of $335 and $403, respectively)	379	452
Premiums receivable from policyholders – Exchange	1,194	1,167
Reinsurance recoverable – Exchange	175	172
Deferred income taxes – Indemnity	0	2
Deferred acquisition costs – Exchange	558	566
Other assets (Exchange portion of $372 and $337, respectively)	485	451
Total assets	$16,931	$16,676

Liabilities and shareholders’ equity
Liabilities
Indemnity liabilities
Other liabilities	$422	$476
Exchange liabilities
Losses and loss expense reserves	3,838	3,747
Life policy and deposit contract reserves	1,775	1,758
Unearned premiums	2,625	2,598
Deferred income taxes	492	450
Other liabilities	89	97
Total liabilities	9,241	9,126

Indemnity's shareholders’ equity	742	734

Noncontrolling interest in consolidated entity – Exchange	6,948	6,816
Total equity	7,690	7,550
Total liabilities, shareholders’ equity and noncontrolling interest	$16,931	$16,676

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